EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into and effective as of the 14th day of July, 2025 (the “Effective Date”), between Dave & Buster’s Management Corporation, LLC, a Delaware corporation (“D&B Management”), Dave & Buster’s Entertainment, Inc., a Delaware corporation (“D&B”), and Tarun Lal (“Employee”). D&B Management and D&B are collectively referred to herein as the “Company.” D&B Management, D&B and the Employee are collectively referred to herein as the “Parties”.

WHEREAS, as of the Effective Date, D&B Management shall employ Employee and D&B agrees that Employee shall serve as Chief Executive Officer and as a member of the Board of Directors of the Company (the “Board of Directors”);

WHEREAS, the Parties acknowledge and agree that the services of Employee are of a special and unique character, and in the performance of duties for the Company, Employee has been and will be provided additional Confidential Information, pursuant to and in reliance on the restrictive covenant obligations and the restrictions on disclosure of the Confidential Information set forth in Paragraph 7;
WHEREAS, the Company desires to be assured that the Confidential Information and goodwill of the Company will be preserved for the exclusive benefit of the Company and that, as a material incentive for the Company to enter into this Agreement, as well as in exchange for the consideration specified herein (including, without limitation substantial amounts of compensation, benefits and access to the Confidential Information, in each case, as set forth herein), and employment of the Employee under this Agreement, the Employee acknowledges and agrees to be bound by the restrictive covenant obligations and the restrictions on disclosure of the Confidential Information set forth in Paragraph 7;
WHEREAS, the Parties acknowledge and agree that the restrictive covenant obligations and the restrictions on disclosure of the Confidential Information set forth in Paragraph 7 are essential to the continued growth and stability of the Company’s business, good will, customer base and to the continuing viability of its endeavors, and are a material inducement to the Company entering into this Agreement; and

WHEREAS, the Parties acknowledge and agree that the Company would be irreparably harmed if their Confidential Information were disclosed by Employee.

NOW, THEREFORE, for and in consideration of the promises herein contained, the provision of Confidential Information and other good and valuable consideration, the sufficiency of which is hereby acknowledged, D&B, D&B Management, and Employee agree as follows:

1.Employment/Duties. D&B Management agrees to employ Employee and D&B agrees that Employee shall serve as Chief Executive Officer and shall report directly to the

Board of Directors. Employee will be responsible for performing those duties that are customarily associated with the position of Chief Executive Officer, and other such reasonable duties as may be assigned to Employee by the Board of Directors from time-to- time which are consistent and commensurate with his position as Chief Executive Officer. Employee will also be appointed as member of the Board of Directors and will be nominated for re-election for so long as he remains employed. The Company or its Affiliates (as defined below) will provide appropriate training to Employee to permit him to perform his duties competently.

2.Term of Agreement. This Agreement shall be in effect for one (1) year from the Effective Date of this Agreement unless it is terminated earlier under the terms of Paragraph 8; provided, however, that commencing on the first anniversary of the Effective Date, and on each annual anniversary of such date, the term of this Agreement shall be automatically extended for a one year period unless it is terminated earlier under the terms of Paragraph 8. The Parties agree that unless specifically stated otherwise, the obligations created in Paragraphs 7, 9, 10, 11, 12 and 18 will survive the termination of this Agreement and of Employee’s employment with D&B Management.

3.Employee’s Responsibilities. Employee agrees that unless specifically stated otherwise, during the term of Employee’s employment by D&B Management, Employee will devote Employee’s full business time and best efforts and abilities to the performance of his duties for the Company. Employee agrees to act in the best interest of the Company at all times. Employee will act in accordance with the highest professional standards of ethics and integrity. Employee agrees to use Employee’s best efforts and skills to preserve the business of the Company and the goodwill of its employees and persons having business relations with the Company. Employee will comply with all applicable laws and all of the Company’s and its Affiliates’ then current policies and procedures. Notwithstanding anything contained herein to the contrary, if (a) Employee complies with the terms and provisions of D&B’s Code of Business Conduct and Ethics, as the same may be revised from time-to-time and (b) Employee’s activities do not interfere with Employee’s obligations to the Company, then, during the term of Employee’s employment by D&B Management, Employee may: (x) engage in charitable, civic, fraternal and professional activities, (y) give lectures on behalf of educational or for-profit institutions, and (z) manage personal investments; provided that Employee shall disclose any conflicts of interest that cause Employee’s personal endeavors to be in material conflict with the business of the Company and/or its Affiliates. With the prior written approval of the Board of Directors of D&B Management, in its sole discretion, Employee may serve on the board of directors of (i) a national charitable, civic or fraternal organization, (ii) a privately owned business, or (iii) a publicly-traded company, in each case, only to the extent that any such enterprise described in (i), (ii) or (iii) is not a Competitive Business (as defined below). The Board of Directors of D&B Management will consider Employee’s performance, time in role, time required to fulfill Employee’s obligations to the Company, as well as the potential benefit to the Company in making its determination.

4.No Limitations. Employee warrants and represents that there is no contractual, judicial or other restraint that impairs Employee’s right or legal ability to enter into this Agreement and to carry out Employee’s duties and responsibilities to the Company, its affiliates, and its subsidiaries.

5.Compensation and Benefits.

(a)Base Salary. During the term of this Agreement, D&B Management will pay to Employee a base salary of not less than $800,000 per year; provided, however that such base salary may be reduced as a part of reductions in base salary generally applicable to all executive employees of D&B Management. The base salary will be paid bi-weekly on regularly scheduled paydays determined by the Company. Employee shall be given an annual performance evaluation and, as determined by the Board of Directors of D&B Management, may receive periodic base salary increases.

(b)Annual Bonus. During the term of this Agreement, the Employee will be eligible to receive an annual bonus based upon the attainment of a combination of individual and Company goals during a fiscal year set forth in a bonus plan approved by the Board of Directors of D&B Management. Employee’s individual participation percentage in the bonus plan at target is equal to 100% of such Employee’s base salary for the fiscal year. For fiscal year 2025, the Employee’s annual bonus will be pro-rated to reflect the number of calendar days from the Effective Date through the remainder of fiscal year 2025 and shall be determined and provided to Employee prior to the Effective Date.

(c)Retirement and Welfare Plans. Employee shall be eligible to participate in any profit sharing, qualified and nonqualified retirement plans, and any health, life, accident, disability insurance, sick leave, or other benefit plans or programs made available to similarly situated employees of the Company in accordance with the terms of such plans, as may be amended, supplemented or modified from time to time (collectively, the “Plans”), as long as they are kept in force by the Company and provided that Employee meets the eligibility requirements of the respective Plans. Nothing contained herein shall limit the right of the Company, in its sole and absolute discretion, to modify, amend or discontinue any of the Plans.

(d)PTO. Subject to the Company’s generally applicable policies relating to paid time off (“PTO”), Employee shall be entitled to PTO commensurate with the Company’s policy for senior management and Employee’s position and tenure with the Company, but in no event less than twenty-seven (27) days PTO during each calendar year, plus any holidays observed by the Company at the Company’s headquarters.

(e)Office and Support Staff. To the extent reasonably practicable, the Company shall endeavor to supply the Employee (i) with all equipment, supplies, and secretarial staff reasonably required in the performance of the Employee’s duties and (ii) a fully furnished and appointed office comparable in size, furnishings and decorations to the offices of other officers of D&B of comparable responsibilities and the facilities of the Company shall be generally available to Employee in the performance of Employee’s duties.

(f)Other Benefits. The Company will provide Employee with other employment benefits, as in existence from time to time, the Company provides to its full- time executive employees.

(g)Expenses. The Company shall reimburse the Employee for all reasonable business expenses incurred by the Employee in connection with the performance of the Employee’s duties under this Agreement, including, but not limited to, reasonable travel, meals, and hotel accommodations of Employee, in each case subject to the Company’s then current policies and procedures. Reimbursement shall be made upon submission by Employee of vouchers or an itemized list thereof in accordance with the Company’s then current policies and procedures. Upon presentation of appropriate documentation, the Company will pay or reimburse the Employee’s reasonable legal fees incurred in connection with the negotiation and drafting of this Agreement up to a maximum of
$10,000, which will be paid within sixty (60) days following the Effective Date.

(h)Long-Term Incentive Plan. The Parties acknowledge that the Company has offered certain long-term incentive benefits pursuant to the Dave & Buster’s Entertainment, Inc. 2025 Omnibus Incentive Plan (as such plan may be amended, modified, supplement, restated or replaced from time to time), the terms of which shall be governed in any separate award agreement for benefits granted under such plan. Employee’s target grant will be equity valued at $1,000,000, or 125% of Employee’s annualized base salary. Employee will be eligible for a prorated Long-Term Incentive grant for 2025.

(i)Inducement Grants. As a material inducement for Employee to join the Company, Employee will be awarded grants of stock within Employee’s first thirty (30) days of employment (the date the grants are awarded hereafter referred to as the “Grant Date”) in the form of the following Company equity awards:
i.a stock option grant with respect to shares valued at $4,000,000 (the precise number of options to be granted will be calculated by dividing
$4,000,000 by the closing price of the Company’s common stock on the last business day prior to the Grant Date (the “Grant Price”)) with an exercise price equal to the Grant Price, which stock options will vest ratably in equal annual installments over three (3) years from the Grant Date. Notwithstanding anything to the contrary set forth herein, if Employee’s employment is terminated without Cause or for Good Reason prior to the third anniversary of the Grant Date, then any unvested stock options that would have otherwise vested on the vesting date immediately following Employee’s termination date will vest pro rata based on the number of days Employee was employed during the vesting year in which the termination occurred;

ii.a performance stock unit (“PSU”) grant with respect to shares valued at
$4,000,000 (based on the Grant Price), which will become earned 100% upon achievement, over the period commencing as of the first full quarter following the Effective Date and ending on February 1, 2028, of at least 3% positive same store sales growth for four (4) consecutive quarters (Employee’s “SSSG PSUs”). Once earned, Employee’s SSSG PSUs will time vest ratably in equal annual installments over a two (2)- year period. Notwithstanding anything to the contrary set forth herein, upon a termination of Employee’s employment without Cause or for Good Reason (as such terms are defined in Paragraph 8 below), any earned but unvested SSSG PSUs will immediately vest on the date of your termination;

iii.a PSU grant with respect to shares valued at $4,000,000 (based on the Grant Price), which will be earned and fully vested based on achievement of the following performance conditions over the period commencing as of the first full quarter following the Effective Date and ending on February 1, 2028: (A) achievement of minimum fiscal year 2027 Adjusted EBITDA (as that term is defined in the Company’s financial statements) of $600 million and (B) average same store sales growth of at least 3%. The PSUs will be earned based on same store sales performance as follows: 0% vesting for average same store sales growth performance below 3% and fiscal year 2027 Adjusted EBITDA of less than $600 million; 50% vesting at 3% average same store sales growth and fiscal year 2027 Adjusted EBITDA of $600 million; and 100% vesting at 5% average same store sales growth and fiscal year 2027 Adjusted EBITDA of $675 million, with straight-line interpolation between 3% and 5% and $600 million and $675 million. For the avoidance of doubt, both the Adjusted EBITDA and average same sales growth conditions must be met for any PSUs to vest. Additionally, at the end of the performance period, the Company and the Comparison Group (as defined in Appendix A hereto) will be ranked by their TSR performance during the performance period. The earned and vested PSUs will be modified based on the Company’s percentile rank within the comparison group as follows: if the Company ranks (x) at or above the 75th percentile, the percentage of earned PSUs will be multiplied by 1.25, (y) between the 75th and 25th percentile, there will be no modifier, and (z) below the 25th percentile, the percentage of earned PSUs will be multiplied by 0.75;
iv.a stock option grant with respect to shares valued at $4,000,000 (the precise number of options to be granted will be calculated by dividing
$4,000,000 by the Grant Price) with an exercise price equal to the Grant Price, which stock options will become earned in full on the first date occurring before February 1, 2028 that the 60-day trailing VWAP of our stock is equal to or greater than the Grant Price multiplied by 2 (stock options that become earned, the “2X Earned Options” and the date on which the stock options become earned the “2X Price Achievement Date”). Thereafter, 100% of the 2X Earned Options will vest and become exercisable on the first anniversary of the 2X Price Achievement Date, subject to the 60-day trailing volume-weighted average price (“VWAP”) of Company stock being equal to or greater than the Grant Price multiplied by 2. If on the first anniversary of the 2X Price Achievement Date, the 60-day trailing VWAP of the Company’s stock is less than the Grant Price multiplied by 2, then such 2X Earned Options will vest and become exercisable on the earlier of (A) the date on which the 60-day trailing VWAP of Company’s stock is equal to or greater than the Grant Price multiplied by 2 or (B) the second anniversary of the 2X Price Achievement Date. Notwithstanding anything to the contrary set forth herein, if Employee’s employment is terminated without Cause or for Good Reason after the 2X Price Achievement Date, then all of the options will immediately vest on Employee’s termination date;

v.a stock option grant with respect to shares valued at $4,000,000 (the precise number of options to be granted will be calculated by dividing
(1) $4,000,000 by (2)(A) the Grant Price multiplied by (B) 1.5 with an exercise price equal to the Grant Price multiplied by 1.5), which stock options will become earned in full on the date occurring before February 1, 2028 that the 60-day trailing VWAP of Company’s stock is equal to or greater than the Grant Price multiplied by 3 (such stock options that become earned, the “3X Earned Options” and the date on which the stock options become earned the “3X Price Achievement Date”). Thereafter, 100% of the 3X Earned Options will vest and become exercisable on the first anniversary of the 3X Price Achievement Date, subject to the 60-day trailing VWAP of Company’s stock being equal to or greater than the Grant Price multiplied by 3. If on the first anniversary of the 3X Price Achievement Date, the 60-day trailing VWAP of Company’s stock is less than the Grant Price multiplied by 3, then such 3X Earned Options will vest and become exercisable on the earlier of (1) the date on which the 60-day trailing VWAP of our stock is equal to or greater than the Grant Price multiplied by 3 or (2) the second anniversary of the 3X Price Achievement Date. Notwithstanding anything to the contrary set forth herein, if Employee’s employment is terminated without Cause or for Good Reason after the 3X Price Achievement Date, then all the options will immediately vest on Employee’s termination date; and

vi.an additional stock option grant conditioned on Employee’s purchase of
$1,000,000 of Company shares on the open market during open

windows (the “Purchased Shares”), in accordance with Company’s insider trading policy. The number of options granted will be equal to the number of Purchased Shares based on the Grant Price. The options are conditioned upon the purchase of the Purchased Shares pursuant to the following schedule: (1) $250,000 within the first sixty (60) days following the Effective Date; (2) $250,000 within the sixty (60)-day period beginning sixty (60) days following the Effective Date and ending one hundred twenty (120) days following the Effective Date and
(3) $500,000 during 2026. In the event the Purchase Shares are not purchased pursuant to such schedule, the options will be forfeited. Such option grant will vest ratably in equal annual installments over three (3) years (if Employee has satisfied the share purchase) and be subject to the terms and conditions set forth in the applicable equity plan and award agreement. Notwithstanding anything to the contrary set forth herein, if Employee’s employment is terminated without Cause or for Good Reason prior to the third (3rd) anniversary of the Grant Date and employee purchased the Purchased Shares, then the options will vest pro-rata on Employee’s termination date.

Except as otherwise provided in this Agreement, vesting of any options shall be subject to Employee’s continued employment through the applicable vesting date and to the terms and conditions set forth in the applicable equity plan and award agreement; provided, however, that if there is any conflict between the terms of this Agreement and the terms of the applicable equity plan or award agreement, the terms of this Agreement shall control. Any rights or payments provided in connection with a termination without Cause or resignation for Good Reason pursuant to the equity awards described above will be conditioned on the timely execution without revocation of the Release described below in Paragraph 8(e). Award agreements documenting each of the foregoing equity awards shall be provided to Employee within seven (7) days of the Grant Date.

6.Training. The Company has provided and will continue to provide Employee with such specialized training as the Company, in its sole discretion, deems necessary or beneficial to the performance of Employee’s job duties.

7.Confidential Information and Restrictive Covenants. In consideration of the premises and mutual promises contained herein, and for other good and valuable consideration specified herein (including, without limitation substantial amounts of compensation), the Company Group (as defined below) shall provide the Employee with benefits and Confidential Information, the use or disclosure of which would cause the Company Group substantial loss or injury including substantial diminishment of their goodwill, and would place the Company Group at a material competitive disadvantage. Accordingly, the Company and the Employee hereby agree as follows:

(a)Certain Definitions.

i.As used in this Agreement, “Affiliate” of any person means any person, directly or indirectly controlling, controlled by or under common control with such person, and includes any person who is an officer, director or employee of such person and any person that would be deemed to be an “affiliate” or an “associate” of such person, as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended. As used in this definition, “controlling” (including, with its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, partnership or other ownership interests, by contract or otherwise). With respect to any natural person, “Affiliates” shall also include, without limitation, such person’s spouse, child and any trust the beneficiaries or grantor of which are limited solely to such person and/or his or her spouse or child. As used in this Agreement, “person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.

ii.As used in this Agreement, “Company Group” shall mean D&B, any subsidiary and any successor to any of the foregoing.

iii.As used in this Agreement, “Competitive Business” shall mean, within the Restricted Territory, (x) any restaurant business, (y) any sports bar business, and (z) any out-of-home entertainment business. For the avoidance of doubt, Competitive Business shall include, without limitation, the companies identified in Appendix B.

iv.As used in this Agreement, “Restricted Territory” shall mean: (a) North America and (b) any other state, province or country in which the Company (1) operates during the Employee’s employment or at the time of the Employee’s resignation or termination or (2) has expressed interest in operating or expects to operate within two (2) years following the Employee’s resignation or termination, and in each case in clause (2), of which the Employee was aware.

(b)Nondisclosure of Confidential Information. During the term of this Agreement, the Company Group agrees to continue to provide, and the Employee will acquire, certain Confidential Information. As a material incentive for the Company Group to enter into this Agreement, as well as in exchange for the consideration specified herein (including, without limitation substantial amounts of compensation, benefits and access to the Confidential Information, in each case, as set forth herein), and employment of the Employee under this Agreement, the Employee shall maintain in strict confidence and shall not disclose to third parties or use in any task, work or business (except on behalf of the Company Group) any proprietary or confidential information regarding the Company Group and/or his work with the Company Group, including, without limitation, trade secrets, current and future business plans, customers, customer lists, customer information, vendors, vendor lists, vendor information, employees, employee information, sales, purchasing, pricing determinations, price points, internal and external cost structures, operations, marketing, financial and other business strategies, positioning of stores, information and plans, products and services, games and amusement, development of games and amusement, food and beverage, financial performance and other financial data and compilations of data, new store development and locations, pipeline, information regarding the Company Group’s processes, computer programs and/or records, software programs, intellectual property, business development opportunities, acquisitions, acquisition targets, confidential information developed by consultants and contractors, manuals, memoranda, projections, and minutes (“Confidential Information”), without the express written permission of the Board of Directors of D&B. The Employee’s confidentiality obligation in this Paragraph 7 shall include, but not be limited to, any Confidential Information to which the Employee has access to, had access to, will have access to, receives, or received in connection with his employment by Company Group, and any information designated as confidential by the Company Group. Notwithstanding the foregoing, the term Confidential Information shall not include information that (i) is publicly disclosed through no fault of the Employee, either before or after it becomes known to the Employee, (ii) was known to the Employee prior to the date of this Agreement, which knowledge was acquired independently and not from the Company Group or its directors or employees or (iii) became available to the Employee on a non- confidential basis from a source other than the Company Group, provided such source is not bound by a confidentiality agreement with or other contractual obligation of confidentiality to the Company Group with respect to such information. The Company Group and the Employee acknowledge and agree that the Confidential Information is continually evolving and changing and that some new Confidential Information will be needed by the Employee and provided by the Company Group for the first time in the course of the term of this Agreement. The Employee expressly acknowledges the trade secret status of the Confidential Information and agrees that the Employee’s access to such Confidential Information constitutes a protectable business interest of the Company Group. Notwithstanding the foregoing restrictions, the Employee may disclose any Confidential Information (a) to the Employee’s legal advisors subject to such advisor’s agreement to maintain the information as confidential, (b) to the extent required for the Employee’s enforcement of his rights hereunder (provided that such information be submitted under seal or otherwise not publicly disclosed), (c) to the extent required by an order of any court or other governmental authority, but in each case only after the Company Group has been so notified in writing and has had five (5) business days to obtain reasonable protection for such information in connection with such disclosure, and (d) if such disclosure is protected under the whistleblower provisions of federal law or regulation. 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

(c)Return of Property. Upon termination of the Employee’s employment with the Company Group (for any reason), the Employee shall promptly return to the Company Group all Company property, Confidential Information and all copies thereof obtained by the Employee, or his employees or agents. The Parties acknowledge that the Company Group would not retain the Employee’s services or provide him with access to its Confidential Information without the covenants and promises contained in this Paragraph
7. For avoidance of doubt, the Employee shall deliver promptly to the Company Group on termination of his employment with the Company Group for any reason, or at any other time the Company Group may so request, all Confidential Information and all other documentation containing information relating to the business of the Company Group or property of the Company Group which he obtained or developed while employed by, or otherwise serving or acting on behalf of, the Company Group and which he may then possess or have under his control or relating to the “Work” (as defined below).

(d)Non-Access. Employee agrees that following the termination of his employment with D&B Management, he will not access the Company Group’s computer systems, download files or any information from the Company Group’s computer systems or in any way interfere, disrupt, modify or change any computer program used by the Company Group or any data stored on the Company Group’s computer systems. Employee further agrees that all of the computers, handheld devices, and mobile telephones provided by the Company are the sole property of the Company Group.
(e)Acknowledgment of the Company Group’s Right In Work Product. During the term of this Agreement, the Employee will create, develop and contribute for consideration certain ideas, plans, calculations, technical specifications, works of authorship, inventions, information, data, formulas, models, reports, processes, photographs, marks, designs, computer code, concepts and/or other proprietary materials to the Company Group related to the operation or promotion of the business of the Company Group (collectively, the “Work”). All of the Work is, was and shall hereafter be, a commissioned “work for hire” owned by the Company Group within the meaning of Title 17, Section 101 of the United States Code, as amended. If any portion of the Work is determined not to be a “work for hire” or such doctrine is not effective, the Employee hereby irrevocably assigns, conveys and otherwise transfers to the Company Group, and its respective successors, licensees, and assigns, all right, title and interest worldwide in and to such portion of the Work and all proprietary rights therein, including, without limitation, all copyrights, trademarks, design patents, trade secret rights, moral rights, and all contract and licensing rights, and all claims and causes of action with respect to any of the foregoing, whether now known or hereafter to become known. In accordance with this assignment, the Company Group shall hold all ownership to all rights, without limitation, in and to all of the Work for its own use and for its legal representatives, assigns and successors, and this assignment shall be binding on and extended to the heirs, assigns, representatives and successors of the Employee. In the event the Employee has any right or interest in the Work which cannot be assigned, the Employee agrees to waive enforcement worldwide of any and all such rights or interests against the Company Group and its respective successors, licensees and assigns, and the Employee hereby exclusively and irrevocably licenses any and all such rights and interests, worldwide, to the Company Group in perpetuity and royalty-free, along with the unfettered right to sublicense. All such rights are fully assignable by Company Group. The Employee hereby agrees that all Work is created or developed for the sole use of the Company Group, and that the Employee has no right to market in any manner whatsoever any such Work.

(f)Non-Compete Agreement. The Parties agree that, during the course of the Employee’s employment by the Company Group and during the term of this Agreement, the Employee will have access to, and the benefit of, the Company Group’s Confidential Information, including but not limited to, the Confidential Information described in Paragraph 7(b). The Parties agree that, during the Employee’s employment, the Employee will represent the Company Group and develop contacts and relationships with other persons and entities on behalf of the Company Group, including but not limited to, with customers and potential customers. To protect the Company Group’s interest in its Confidential Information, contacts and relationships, to enforce the Employee’s obligations under this Paragraph 7, and as a material inducement for the Company Group to enter into this Agreement, as well as in exchange for the consideration specified herein (including, without limitation, substantial amounts of compensation, benefits and access to and provision of the Confidential Information, in each case, as set forth herein), and employment of the Employee under this Agreement, the Parties hereby agree and covenant that during the term of this Agreement and for a period of two (2) years from the termination of this Agreement for any reason (including, without limitation, resignation by the Employee or upon notice from the Employee as provided in Paragraph 8(b)) (the “Non- Compete Period”), the Employee shall not directly or indirectly, for himself or others, within the Restricted Territory:
i.own, manage, operate, join, control, or participate in the ownership, management, operation or control of, or engage in any activity, work, business, or investment with any other Competitive Business (or for or on behalf of any other entity or person or any other Competitive Business), including, without limitation, any attempted or actual activity as an employee, officer, director, advisor, agent, equityholder, consultant or independent contractor (whether or not compensated for any of the foregoing); provided, however, that (1) the Employee may own an investment interest of less than 2% in a publicly-traded company; (2) the Non- Compete Period solely with respect to positions as a non-employee director on a board of a Competitive Business that is a quick service restaurant (“QSR”) will be limited to a period of six (6) months from the termination of Employee’s employment for any reason; and (3) the Non-Compete Period solely with respect to a Competitive Business that is a QSR will be limited to one (1) year following termination of Employee’s employment; provided further that (x) the reduction in the Non-Compete Period pursuant to this clause (3) will only apply if Employee’s employment was terminated by the Company without Cause and (y) if Employee commences employment or service (but excluding any service as a non-employee director as covered by clause (2) above) at a QSR following the reduced Non- Compete Period pursuant to this clause (3), then, following the commencement of such employment or service, Employee will not receive any additional severance payments pursuant to Paragraph 8(e).

(g)Non-Solicitation and Non-Hire Agreement. Additionally, in exchange for the consideration specified herein and as stated in this Paragraph 7, and as a material incentive for the Company Group to enter into this Agreement, during the term of this Agreement and for a period of two (2) years from the termination of this Agreement for any reason (including, without limitation, resignation by the Employee) (the “Non- Solicitation and Non-Hire Period”), the Employee shall not, directly or indirectly, on his own behalf or on behalf of any other person, partnership, entity, association, or corporation, induce or attempt to influence, induce, encourage, any employee of the Company Group at or above the managerial level (including, without limitation, store managers and regional managers), supplier, vendor, licensee, distributor, contractor or other business relation of the Company Group to cease doing business with, adversely alter or interfere with its business relationship with, the Company Group. Further, during the Non-Solicitation and Non-Hire Period, the Employee shall not, on his own behalf or on behalf of any other person, partnership, entity, association, or corporation, (i) solicit or seek to hire any employee of the Company Group at or above the store general manager level for operations employees and the officer level for non-operations employees or in any other manner attempt directly or indirectly to influence, induce, or encourage any employee of the Company Group at or above the store general manager level for operations employees and with a title of “Director” or more senior for non-operations employees to leave their employ (provided, however, that nothing herein shall restrict the Employee from engaging in any general solicitation that is not specifically targeted at such persons), nor shall he use or disclose to any person, partnership, entity, association, or corporation any information concerning the names, addresses or personal telephone numbers of any employees of the Company Group, or (ii), without the Company’s prior written consent, hire, employ or engage as a consultant any employee of the Company Group with a title of “Director” or more senior.
(h)Reasonableness of Restrictions, Modification. It is the desire and intent of the Parties to this Agreement that the provisions of this Paragraph 7 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. It is expressly understood and agreed that the Company Group and the Employee consider the restrictions contained in this Paragraph 7 to be reasonable and necessary for the purposes of preserving and protecting the Confidential Information and other legitimate business interests of the Company Group. Nevertheless, if any of the aforesaid restrictions is found to be unreasonable, over-broad as to geographic area, duration or scope of activity, or otherwise unenforceable, the Company Group and the Employee intend for the restrictions herein set forth to be modified to be reasonable and enforceable and, as so modified, to be fully enforced.

(i)Specific Performance, Injunctive and Other Relief. The Parties acknowledge that money damages would not be a sufficient remedy for any breach or threatened breach of this Paragraph 7 by the Employee. Therefore, notwithstanding the arbitration provisions in Paragraph 10, the Employee and the Company Group agree that the Company Group may resort to a court to enforce this Paragraph 7 by injunctive relief. The Parties agree that the Company Group may enforce this promise without posting a bond and without giving notice to the maximum extent permitted by law. The remedies addressed in this Paragraph 7(i) shall not be deemed the exclusive remedies for a breach and/or threatened breach of this Paragraph 7, but shall be in addition to all remedies available at law or in equity to the Company Group, including, without limitation, the recovery of damages from the Employee. The Employee agrees that the Non-Compete Period and the Non-Solicitation Period shall be tolled during any period of violation by Employee of this Paragraph 7.

(j)Notice and Opportunity to Cure. In the event that the Company asserts that Employee is not in compliance with any of its obligations under this Paragraph 7, unless such non-compliance or breach is willful and intentional or not susceptible to cure, the

Company shall provide the Employee with written notice of such assertion and a ten (10) business day opportunity to cure such noncompliance prior to its withholding payment of any consideration specified in this Agreement or taking other legal action.
8.Termination of Agreement. This Agreement may be terminated by either the Company or the Employee at any time and for any reason or for no reason, subject to any notice requirements set forth herein.

(a)Death or Disability. This Agreement shall automatically terminate upon the death of Employee or upon Employee’s becoming disabled to the extent that (i) he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is expected to result in death or last for a continuous period of not less than twelve (12) months, or (ii) he is, by reason of any medically determinable physical or mental impairment, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of D&B Management. The determination of Employee’s disability shall be made in good faith by a physician reasonably acceptable to the Parties.

(b)Without Good Reason. The Employee may voluntarily terminate this Agreement at any time during the term upon one hundred five (105) days’ prior written notice by the Employee to the Company of the Employee’s resignation without “Good Reason”. Promptly after the Employee gives such notice, the Parties shall meet and in good faith confer regarding the Employee’s work responsibilities during the remainder of the notice period; provided that the Company may determine in its sole discretion to not have the Employee continue his work responsibilities during the remainder of the notice period and the Employee shall promptly cease his work responsibility and vacate his office after receiving such notice. During the remainder of the notice period (if so requested by the Company), Employee agrees to use best efforts to continue performing the duties assigned by the Company, and in the event the Company requests such transition services, the Company agrees to continue compensating Employee until the termination date with the same pay and benefits as before the notice was given.

(c)For Cause. The Company may terminate this Agreement upon written notice to Employee if the termination is for “Cause”. For purposes of this Agreement “Cause” shall mean (i) the willful and continued failure by Employee to perform the duties assigned by the Board of Directors, (ii) the willful failure to follow reasonable and lawful business-related directions from the Board of Directors, (iii) gross insubordination, fraud, embezzlement or theft from the Company or its Affiliates, (iv) habitual absenteeism or tardiness, (v) a conviction or plea of a felony or crime of moral turpitude, (vi) a material breach of any terms of this Agreement, any other agreement between Employee and the Company, or any Company policy applicable to Employee as in effect from time to time, or (vii) any other reckless or willful misconduct that is contrary to the best interests of the Company or materially and adversely affects the reputation of the Company. If the Board of Directors believes that an event constituting “for cause” under this section has occurred and such event (x) is not a criminal offense and (y) is readily curable by Employee, then the Board of Directors shall provide written notice to the Employee setting forth: (A) the Board of Directors’ intent to terminate the Employee’s employment for cause, and (B) the reasons for the Board of Directors’ intent to terminate the Employee’s employment for cause. The Employee shall have ten (10) business days following the receipt of such notice to cure the alleged breach. The Board of Directors may terminate this Agreement without any further notice to Employee if such cure has not occurred within such ten (10) business day period. In the event that the Company contends that the event is not readily curable by Employee, the Board of Directors shall provide written notice to Employee setting forth: (1) the reasons for the Board of Directors’ intent to terminate Employee’s employment “for cause” and (2) the basis for the Board of Directors’ determination that such event is not readily curable.
(d)For Good Reason. The Employee may terminate this Agreement without any prior written notice to the Company if the termination is for “Good Reason”. For purposes of this Agreement “Good Reason” shall mean (i) the material breach by the Company of this Agreement, including any material reduction in Employee’s base salary or target annual bonus percentage (other than a general reduction in base salary and/or target annual bonus percentage generally applicable to all executive employees of D&B Management); (ii) any requirement Employee relocate or maintain his primary work office to a location more than thirty (30) miles from Coppell, Texas; (iii) assignment to the Employee of any duties, authority or responsibilities that are materially inconsistent with the Employee’s position, authority, duties or responsibilities, or any other Company action that results in the material diminution in such position, authorities, duties or responsibilities; (iv) substantial change in organizational reporting relationships as compared to the Effective Date that will materially impact Employee’s title, status, position, authority, duties or responsibilities reporting requirements, including any requirement Employee to report anyone other than the Board of Directors; and (v) any other purported termination of the Employee other than under the terms of this Agreement; provided, that the occurrence of any event described in this sentence may only constitute termination for “Good Reason” if (a) the Employee gives the Company written notice of his intention to terminate his employment for Good Reason and states in reasonable detail the specific acts or omissions constituting grounds for such termination within sixty (60) days of the occurrence of such event, and (b) the relevant circumstances or conditions are not remedied by the Company within thirty (30) days after receipt by the Company of such written notice from Employee.

(e)Severance Pay and Release. If (x) Employee’s employment with the Company is terminated without Cause, or (y) by Employee for Good Reason as provided defined in Paragraph 8(d), the Company shall, conditioned upon the Employee’s compliance with this Agreement and upon the Employee’s execution of a fully effective and non-revocable general release in favor of the Company, its Board of Directors, Affiliates, and employees, substantially in the form attached as Appendix C hereto (the “Release”), pay to Employee: (i) twenty-four (24) months of severance pay at the Employee’s then current base salary from the date of termination of the Employee’s employment (adjusted, if applicable, as described below to take into account the amount of disability insurance payments received by the Employee), in accordance with the Company’s normal payroll schedule and procedures and commencing on the first payroll date of the Company following the sixtieth (60th) day of the Employee’s termination of employment (the “First Payroll Date”), and subject to all applicable withholding (it being agreed that the sum of the after-tax value of these monthly payments and any income replacement benefits received from Company-provided disability insurance as described in Paragraph 8(a) shall not exceed the after-tax value of the Employee’s then-current base salary). The portion of the severance pay that would have been paid to the Employee during the period between the Employee’s termination of employment and the First Payroll Date had no sixty-day delay been required shall be paid to the Employee on the First Payroll Date and thereafter the remaining portion of the severance pay shall be paid without delay as provided in clause (i) above of this Paragraph 8(e); (ii) an amount equal to the annual bonus, if any, earned based on actual performance by the Employee for the prior fiscal year, if it has not previously been paid by the Company payable in a single lump sum payment at the time provided for under the bonus plan (but without regard to any requirement that the Employee be employed on the bonus payment date) or if later, on the First Payroll Date; (iii) the pro rata portion of the annual bonus, if any, earned based on actual performance by the Employee for the then-current fiscal year, payable in the calendar year in which the then-current fiscal year ends, but in no event later than one hundred twenty (120) days after the end of such fiscal year and no earlier than the First Payroll Date, in accordance with the Company’s standard procedures for paying any such bonus to other employees under the bonus plan, except for any requirement that the Employee be employed on the bonus payment date, and subject to all applicable withholding; and (iv) monthly payments for a period of eighteen (18) months following the Employee’s termination, payable in accordance with the Company’s normal payroll schedule and procedures and commencing on the First Payroll Date, and subject to all applicable withholding, that are equal to the monthly premium required by the Employee to maintain his health insurance benefits provided by the Company’s group health insurance plan, in accordance with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) (it being understood that the portion of such payments described in clause (iv) that would have been paid to the Employee during the period between the Employee’s termination of employment and the First Payroll Date had no sixty-day delay been required shall be paid to the Employee on the First Payroll Date, and thereafter the remaining portion of such payments shall be paid without delay). In the event that this Agreement is terminated for “Cause” pursuant to Paragraph 8(c), the Company shall pay to the Employee only that base salary which has been earned by the Employee through the date of termination payable in accordance with the Company’s normal payroll practices. In the event that this Agreement is terminated upon notice from the Employee pursuant to Paragraph 8(b), the Company shall pay to the Employee only
(1) that base salary which has been earned by the Employee through the date of termination payable in accordance with the Company’s normal payroll practices and (2)

the annual bonus, if any, described in Paragraph 8(e)(ii) above and payable in accordance with Paragraph 8(e)(ii).

(f)Severance Pay and Release Upon Termination by the Employee Upon Notice. Notwithstanding anything to the contrary contained herein, if the Employee’s employment with the Company is terminated upon notice from the Employee as provided in Paragraph 8(b) (including, without limitation, voluntary resignation by the Employee), the Company may at its sole option elect to: (i) provide any payments and other severance benefits set forth in Paragraph 8(e) to the Employee; provided that if the Employee is at any time not in full compliance with the Employee’s obligations set forth in Paragraph 7, the Employee shall forfeit any and all payments and other severance benefits set forth in Paragraph 8(e); and provided further that, if the Employee is provided payments or other severance benefits described in Paragraph 8(e), the Employee shall execute a Release, or
(ii) not provide any payments and other severance benefits set forth in Paragraph 8(e) to the Employee (and, for the avoidance of doubt, the Employee shall continue to be bound by all of the terms of Paragraph 7).
9.Section 409A.
(a)If any payment, compensation or other benefit provided to the Employee in connection with his employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and the Employee is a specified employee as defined in Section 409A(a)(2)(B)(i), then no portion of such “nonqualified deferred compensation” shall be paid before the earlier of (i) the day that is six (6) months plus one (1) day after the date of termination or (ii) five (5) days following the Employee’s death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the Employee during the period between the date of termination and the New Payment Date shall be paid to the Employee in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to the Employee that would not be required to be delayed if the premiums therefor were paid by the Employee, the Employee shall pay the full cost of premiums for such welfare benefits during the six-month period and the Company shall pay the Employee an amount equal to the amount of such premiums paid by the Employee during such six-month period promptly after its conclusion.

(b)The Parties hereto acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to the

Employee that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A are intended to comply with Section 409A. If, however, any such benefit or payment is deemed to not comply with Section 409A, the Company and the Employee agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereof) so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved. Notwithstanding the foregoing, the Company makes no guarantee of any federal, state or local tax consequences with respect to the interpretation of Section 409A and its application to the terms of this Agreement, and the Company shall have no liability for any adverse tax consequences of the Employee, as a result of any violation of Section 409A.

(c)Notwithstanding anything to the contrary contained in this Agreement, all reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the taxable year following the taxable year in which the Employee incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided, however, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Internal Revenue Code of 1986, as amended, solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(d)If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

(e)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” as defined in Treas. Reg. Section 1.409A-1(h), including the default presumptions, and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

10.Confidential Arbitration. The Employee and the Company hereby agree that any controversy or claim arising out of or relating to this Agreement, including the arbitrability of any controversy or claim, which cannot be settled by mutual agreement will be finally settled by confidential and binding arbitration in accordance with the Federal Arbitration Act. Further, notwithstanding the preceding sentence, in the event disputes arise that relate in any way to and concern this Agreement and also relate in any way to and concern one or more other Equity Agreements, the Parties agree that such disputes shall be joined in this single binding arbitration. The arbitration shall be held before a single arbitrator admitted to practice law in Texas for at least ten (10) years, and shall be administered in accordance with the Employment Rules of the American Arbitration Association (“AAA”). The final arbitration hearing shall commence within one hundred eighty (180) days after the arbitrator is appointed by AAA and shall take place in Dallas County, Texas. The arbitration proceeding will be confidential, unless disclosure is required by law. The arbitrator will have the authority to award the same remedies, damages, and costs that a court could award, including but not limited to the right to award injunctive relief in accordance with the other provisions of this Agreement. Further, the Parties specifically agree that, in the interest of minimizing expenses and promoting early resolution of claims, the filing of dispositive motions shall be permitted and that prompt resolution of such motions shall be encouraged. The arbitrator shall issue a written reasoned award explaining the decision, the reasons for the decision, and any damages awarded. The arbitrator’s reasoned award will be final and binding and judgment on the award may be entered in any court having jurisdiction thereof. This provision can be enforced under the Federal Arbitration Act. The arbitrator shall be permitted to award only those remedies in law or equity that are requested by the Parties, appropriate for the claims and supported by evidence, and each Party shall be required to bear its or his own arbitration costs, attorneys’ fees and expenses, unless otherwise required in accordance with applicable law.
(a)The decision of the arbitrator on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The Parties agree that this provision has been adopted by the Parties to rapidly and inexpensively resolve any disputes between them and that this provision will be grounds for dismissal of any court action commenced by any Party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award.

(b)The Parties will keep confidential, and will not disclose to any person, except as may be required by law, the status or resolution of any controversy under this Paragraph 10. In addition, the confidentiality restrictions set forth in this Agreement shall continue in full force and effect.

(c)As the sole exception to the exclusive and binding nature of the arbitration commitment set forth above, the Parties agree that the Company Group may resort to Texas state courts having equity jurisdiction in and for Dallas County, Texas and the United States District Court for the Northern District of Texas, Dallas Division, at its sole option, to request temporary, preliminary, and/or permanent injunctive or other equitable relief, including, without limitation, specific performance, to enforce the post-employment restrictions and other non-solicitation and confidentiality obligations set forth in this Agreement. However, nothing in this Paragraph 10 should be construed to constitute a waiver of the Parties’ rights and obligations to arbitrate as set forth in this Paragraph 10.

(d)IN THE EVENT THAT ANY COURT OF COMPETENT JURISDICTION OR ARBITRATOR DETERMINES THAT THE SCOPE OF THE RESTRICTIVE COVENANTS DESCRIBED IN PARAGRAPH 7 OF THIS AGREEMENT ARE UNREASONABLE OR TOO BROAD TO BE ENFORCED AS WRITTEN, THE PARTIES INTEND THAT THE COURT OR ARBITRATOR REFORM THE PROVISION IN QUESTION TO SUCH NARROWER SCOPE AS IT DETERMINES TO BE REASONABLE AND ENFORCEABLE. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTY HERETO THAT THIS PARAGRAPH 10(D) CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH IT OR HE IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT.
BEFORE ACCEPTING THE TERMS OF THIS AGREEMENT, INCLUDING THE RESTRICTIVE COVENANT TERMS, PLEASE READ AND UNDERSTAND YOUR CONTINUING OBLIGATIONS TO THE COMPANY AND ITS AFFILIATES.

11.Indemnification. The Company shall indemnify Employee to the fullest extent permitted by Section 145 of the Delaware General Corporation Law against all costs, expenses, liabilities and losses, including but not limited to, attorneys fees, judgments, fines, penalties, taxes and amounts paid in settlement, reasonably incurred by Employee in conjunction with any action, suit, or proceeding, whether civil, criminal, administrative, or investigative in nature, which the Employee is made or threatened to be made a party or witness by reason of his position as officer, employee or agent of the Company or otherwise due to his association with the Company or due to his position or association with any other entity, at the request of the Company. The Company shall advance to Employee all reasonable costs and expenses incurred in connection with such action within twenty (20) days after receipt by the Company of Employee’s written request. The Company shall be entitled to be reimbursed by Employee and Employee agrees to reimburse the Company if it is determined by a court of competent jurisdiction or duly appointed arbitrator that Employee is not entitled to be indemnified with respect to an action, suit, or proceeding under applicable law. The Company shall not settle any such claim in any manner which would impose liability, including monetary penalties or censure, on the Employee without his prior written consent, unless the Employee would be harmed by such action.

12.Governing Law; Submission to Jurisdiction; Jury Waiver. THIS AGREEMENT SHALL BE EXCLUSIVELY GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO CONFLICTS OF LAW DOCTRINE. THE VENUE FOR ANY ENFORCEMENT OF THE ARBITRATION AWARD SHALL BE EXCLUSIVELY IN THE COURTS IN DALLAS, TEXAS, AND THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS, DALLAS DIVISION. THE PARTIES WAIVE ANY RIGHT TO A JURY TRIAL.

13.Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable, or void, in whole or in part, then the Parties will be relieved of all obligations arising under such provision, but only to the extent it is illegal, unenforceable, or void. The Parties intend that this Agreement will be deemed amended by modifying any such illegal, unenforceable, or void provision to the extent necessary to make it legal and enforceable while preserving its intent, or if such is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives. Notwithstanding the foregoing, if the remainder of this Agreement will not be affected by such declaration or finding and is capable of substantial performance, then each provision not so affected will be enforced to the extent permitted by law.

14.Waiver. No delay or omission by any Party to this Agreement to exercise any right or power under this Agreement will impair such right or power or be construed as a waiver thereof. A waiver by any of the Parties to this Agreement of any of the covenants to be performed by the other or any breach thereof will not be construed to be a waiver of any succeeding breach thereof or of any other covenant contained in this Agreement. All remedies provided for in this Agreement will be cumulative and in addition to and not in lieu of any other remedies available to any Party at law, in equity or otherwise.
15.Notices. Any notices, consents, demands, requests, approvals and other communications to be given under this Agreement by any Party to the other shall be deemed to have been duly given if given in writing and personally delivered or sent by mail (registered or certified) or by a recognized “next-day delivery service” to the address set forth below a Party’s signature, with a courtesy copy provided to the Company’s General Counsel.

16.Entire Agreement. This Agreement represents the entire agreement relating to employment between the Company and Employee and supersedes all previous oral and written and all contemporaneous oral negotiations or commitments, writings and other understandings which, at the Effective Date, shall be deemed to be terminated and of no further force or effect. No prior or subsequent promises, representation, or understandings relative to any terms or conditions of employment are to be considered as part of this Agreement or as binding.

17.Amendment. This Agreement may be amended or modified only in a writing signed by the Parties hereto.
18.Guarantee of Payment and Performance. D&B agrees to guarantee in all respects the payment and performance obligations of D&B Management set forth in this Agreement.
19.Recoupment Policy. The Company may recover amounts paid to Employee hereunder or under any other plan or program of, or agreement or arrangement with, the

Company, and any gain in respect of any equity awards granted to Employee, in accordance with any applicable Company clawback or recoupment policy that is generally applicable to the Company’s other senior executives, as such policy may be amended and in effect from time to time, or as otherwise required by applicable law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended.

20.Section 280G. Notwithstanding anything to the contrary in this Agreement, if Employee is a “disqualified individual” (as defined in Section 280G(c) of the Internal Revenue Code of 1986, as amended (the “Code”)), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Employee has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Employee from the Company and its affiliates will be one dollar ($1.00) less than three times Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Employee shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Employee (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by a nationally recognized accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code selected by the Company prior to the change in control (the “Accounting Firm”). All reasonable fees and expenses of the Accounting Firm shall be borne solely by the Company. Nothing in this Paragraph 20 shall require the Company to be responsible for, or have any liability or obligation with respect to, Employee’s excise tax liabilities under Section 4999 of the Code, if any.

21.Withholding. The Company shall be entitled to withhold from any amounts to be paid or benefits provided to the Employee hereunder any federal, state, local, or foreign withholding or other taxes or charges which it is from time to time required to withhold. The Company shall be entitled to rely on an opinion of counsel or tax preparer if any question as to the amount or requirement of any such withholding shall arise.

22.Acknowledgment. By signing below, as a material inducement to the Company entering into this Agreement, Employee unconditionally represents and warrants that: (a) Employee has been advised to consult with an attorney regarding the terms of this Agreement; (b) Employee has consulted with, or has had sufficient opportunity to consult with Employee’s own counsel or other advisors regarding the terms of this Agreement; (c) Employee has relied solely on Employee’s own judgment and that of Employee’s attorneys, advisors, and representatives regarding the consideration for, and the terms of, this Agreement; (d) any and all questions regarding the terms of this Agreement have been asked and answered to Employee’s complete satisfaction; (e) Employee has read this Agreement and fully understand its terms and their import; and (f) Employee is entering into this Agreement voluntarily, of Employee’s own free will, and without any duress, coercion, fraudulent inducement, or undue influence exerted by or on behalf of any other Party or any other person or entity.

23.Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the Effective Date.

COMPANY:
DAVE & BUSTER’S MANAGEMENT
CORPORATION, LLC

By: /s/ Rodolfo Rodriguez
Name: Rodolfo Rodriguez
Title: President

Address:    1221 S. Belt Line Rd, #500 Coppell, TX 75019
DAVE & BUSTER’S
ENTERTAINMENT, INC.

By: /s/ Rodolfo Rodriguez
Name: Rodolfo Rodriguez
Title: President

Address:    1221 S. Belt Line Rd, #500 Coppell, TX 75019
EMPLOYEE:

By: /s/ Tarun Lal
Name: Tarun Lal
Address:    2813 Chapman Road
Plano, Texas 75093

Appendix A

For purposes of Section 5(i)(iii) of the Employment Agreement, by and among Dave & Buster’s Management Corporation, Inc., Dave & Buster’s Entertainment, Inc. and Tarun Lal, “Comparison Group” means the following companies:

S&P 1500 Hotels, Restaurants, and Leisure Index

24

Appendix B Competitive Businesses

The following non-exhaustive list of businesses or brands shall each be considered a “Competitive Business” as defined in the Employment Agreement, by and among Dave & Buster’s Management Corporation, Inc., Dave & Buster’s Entertainment, Inc. and Tarun Lal (the “Employment Agreement”), along with (a) the entities that operate or own such businesses or brands, (b) the successors of such businesses or brands and (c) the respective parent or ultimate parent companies or affiliates of such businesses or brands, if the employee works for or provides consulting services to such businesses or brands.
•Andretti Karting & Games
•Barcade
•Big Al’s
•Big Shots Golf
•BJ’s Restaurants, Inc.
•Bloomin' Brands, Inc.
•Boomers Parks
•Bowlmor / Bowlero / AMF
•Brinker International
•Buffalo Wild Wings
•The Cheesecake Factory Incorporated
•Chuck E. Cheese / Peter Piper Pizza
•Cinergy Entertainment Group
•Cracker Barrel Old Country Store, Inc.
•Darden Restaurants
•Denny’s Corporation
•Dine Brands Global, Inc.
•Drive Shack
•EVO Entertainment
•First Watch Restaurant Group, Inc.
•Fox & Hound Sports Tavern
•Gameworks
•John’s Incredible Pizza
•K1 Speed
•Kings Bowling
•Live! Brand by the Cordish Companies
•Lucky Strike Entertainment
•Main Event Enterainment
•Pinstack
•Pinstripes
•Punch Bowl Social

•Puttshack
•Puttery
•The Rec Room
•Red Robin Gourmet Burgers, Inc.
•Round One Entertainment
•Scene 75 Entertainment Centers
•Texas Roadhouse
•Top Golf/Top Golf International

26

Appendix C
Severance Agreement and General Release

[Attached.]
SEVERANCE AGREEMENT AND RELEASE
This Severance Agreement and Release (this “Agreement”) is made and entered into by and between      (“Executive”) and Dave & Buster’s Entertainment, Inc. (“D&B”) and Dave & Buster’s Management Corporation (“D&B Management”) (D&B and D&B Management are collectively referred to as the “Company”). Executive and the Company are hereinafter collectively referred to as the “Parties.”
RECITALS:
WHEREAS, Executive is currently employed as          pursuant to Executive’s Employment Agreement dated      (the “Employment Agreement”);
WHEREAS, Executive’s last day of employment with the Company and its corporate parents, subsidiaries, and affiliates will be      (the “Separation Date”);
WHEREAS, the Parties agree that, prior to execution of this Agreement, the Company has paid or will pay to Executive all wages and bonus payments that are owed to Executive, and that the Company is not requiring that Executive execute this Agreement to obtain any wages and bonus payments otherwise owed to Executive;
WHEREAS, the Parties desire to settle fully and finally, in the manner set forth below, all differences between them which have arisen, or which may arise, prior to, or at the time of, the execution of this Agreement, including, but in no way limited to, any and all claims and controversies arising out of the employment relationship between Executive and the Company and the termination of that relationship:

TERMS OF AGREEMENT:
NOW THEREFORE, in consideration of the Recitals and the mutual promises, covenants and agreements set forth herein and in full compromise, release and settlement, accord and satisfaction, and discharge of all the claims or causes of action, known or unknown, possessed by or belonging to the Parties hereto, the Parties covenant and agree as follows:
1.No Admission. This Agreement and compliance with this Agreement shall not be construed as an admission by the Company of any liability whatsoever, or as an admission by the Company of any violation of the rights of Executive or any violation of any order, law, statute, duty, or contract whatsoever against Executive or any person. The Company specifically denies and disclaims any liability to Executive for any alleged violation of any rights of Executive, or for any alleged violation of any order, law, statute, duty, common law rule or contract on the part of the Company.
2.Consideration. In consideration for this Agreement and Executive’s release and other promises set forth herein, the Company shall pay to Executive:
(1)         ($    ) (the “Severance Amount”), subject to all applicable withholdings, representing an amount equivalent to twenty-four (24) months of base salary, to be made in equal, pro rata amounts according to the Company’s normal payroll schedule and procedures over the course of the eighteen (18) months commencing on the first payroll date of the Company following the sixtieth (60th) day of the Employee’s termination of employment (the “First Payroll Date”);

(2)An amount equal to the annual bonus, if any, earned based on actual performance by Executive for the FY 202[ ], payable in 202[ ] after FY 202[ ] ends at such times as the annual bonus is paid for other similarly situated executives;

(3)A pro rata portion of the annual bonus, if any, earned based on actual performance by Executive for fiscal year 202[ ], payable later than one hundred twenty (120) days after the end of fiscal year 202[ ] and no earlier than the First Payroll Date, in accordance with the Company’s standard procedures for paying any such bonus to other employees under the bonus plan, except for any requirement that the Employee be employed on the bonus payment date, and subject to all applicable withholding;
(4)        ($    ) (the “COBRA Amount”), subject to all applicable withholdings, representing the total monthly premiums required by Executive to maintain Executive’s health insurance benefits provided by the Company’s group health insurance plan for eighteen (18), in accordance with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), to be made in equal, pro rata amounts according to the Company’s normal payroll schedule and procedures over the course of the eighteen (18) months commencing on the First Payroll Date.
The payments under this Section shall not be due, owed, or payable to Executive until each of the following has occurred: (a) the Company’s receipt of this Agreement, signed by Executive and not revoked by Executive pursuant to Paragraph 7 of this Agreement; and
(b) the Effective Date of this Agreement, whichever is later.
Executive agrees to return to the Company any payments received pursuant to this Section 2 in the event that Executive does not materially comply with all post-

employment obligations set out in this Agreement, including, but not limited to, the restrictive covenants and the restrictions on disclosure of the Confidential Information of the Company set forth herein and in Section 7 of Executive’s Employment Agreement.

3.Tax Indemnification. Executive acknowledges and agrees that the Company has made no representations to Executive regarding the tax consequences of any amounts received by Executive pursuant to this Agreement. Aside from any tax withholdings as set forth above, Executive agrees that Executive will pay any and all taxes that may be due on account of any sums of money Executive receives pursuant to this Agreement and that the Company shall not be liable for any portion of any such taxes.
4.Total Consideration. Executive agrees that the foregoing shall constitute an accord and satisfaction and a full and complete severance amount and consideration for Executive’s release of all claims and said payment shall constitute the entire amount of monetary consideration provided to Executive under this Agreement, and Executive will not seek any further compensation for any other claimed damage, costs, or attorneys’ fees in connection with the matters encompassed in this Agreement.
5.No Monies Owed & Duty of Cooperation. Executive agrees to facilitate a smooth transition of Executive’s duties and to perform all business-related tasks reasonably requested of Executive through Executive’s last date of employment, although Executive will be permitted to work from home and look for other employment consistent with Executive’s confidentiality and noncompetition duties under the Employment Agreement during this period. Executive acknowledges that Executive’s severance payments are conditioned on Executive’s fulfilment of these duties. Executive also represents that, after Executive’s last date of employment, no earned wages, bonuses, stock awards, vacation, sick leave, overtime, premium pay and/or other monies or any other form of compensation of any kind, will be due to Executive except as described in this Agreement. To the extent Executive has been granted equity, the applicable equity award agreement specific to each of Executive’s grants (the “Equity Agreements”) shall govern the vesting and/or payout of any such equity.
6.Release of Claims. Executive, to the extent permitted by law, without limitation, hereby irrevocably and unconditionally releases and forever discharges the Company, its current and former employees, its officers, agents, Board of Directors, supervisors, representatives, attorneys, divisions, parents, subsidiaries, parents’ subsidiaries, affiliates, joint ventures, partners, limited partners and successors, insurers, and all persons acting by, through, under, or in concert with any of them (all together collectively, the “Released Parties”) from any and all charges, complaints, claims, causes of action, debts, sums of money, controversies, agreements, promises, damages and liabilities of any kind or nature whatsoever, both at law and equity, known or unknown, suspected or unsuspected (hereinafter referred to as “claim” or “claims”), arising from conduct occurring on or before the date of this Agreement or arising any contract between Executive and the Company or the Released Parties, which Executive at any time heretofore had or claimed to have or which Executive may have or claim to have regarding events that have occurred from the beginning of time through the date this Agreement is signed. Such claims include, but are not limited to, all actions, complaints, claims and grievances, whether actual or potential, known or unknown, and specifically but not exclusively all claims that could potentially be brought arising out of Executive’s employment with the Company. This provision is intended by the Parties to be all- encompassing and to act as a full and total release of any claim and any right to monetary or other recovery arising from any claim, whether specifically enumerated herein or not, that Executive might have or has had, that exists or ever has existed on or prior to the date of this Agreement. All such claims, including related attorneys’ fees and costs, are forever barred by this Agreement (with the exception of any attorneys’ fees and costs incurred to enforce this Agreement) without regard to whether those claims are based on any alleged breach of a duty arising in contract (including but not limited to claims arising under the Employment Agreement) or tort; any alleged unlawful act, any other claim or cause of action; and regardless of the forum in which it might be brought. This release specifically extends to, without limitation, claims or causes of action for wrongful termination, constructive discharge, impairment of ability to compete in the open labor market, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, discrimination, harassment, retaliation, disability, loss of future earnings, and claims under the Texas Constitution, the United States Constitution, and applicable state and federal fair employment laws, federal equal employment opportunity laws, and federal and state labor statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Worker Retraining and Notification Act of 1988, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Racketeer Influenced and Corrupt Company Act, the Family and Medical Leave Act, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the National Labor Relations Act, the Texas Worker’s Compensation Act, the Texas Health and Safety Code, the Texas Minimum Wage Act, the Texas Payday Law, the Texas Commission on Human Rights Act, and the Texas Labor Code, as amended.
Executive also waives and releases to the maximum extent allowed by law all monetary and other relief that may be sought on Executive’s behalf by other persons or agencies. However, notwithstanding the foregoing, nothing in this Agreement shall be construed to affect the rights and responsibilities of the Equal Employment Opportunity Commission (“EEOC”) to enforce the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, or any other applicable law, nor shall anything in this Agreement be construed as a basis for interfering with Executive’s protected right to file a timely charge with, or participate in an investigation or proceeding conducted by the EEOC, or any other state, federal or local government entity; provided, however, if the EEOC, or any other state, federal or local government entity commences an investigation on Executive’s behalf, Executive specifically waives and releases Executive’s right, if any, to recover any monetary or other benefits of any sort whatsoever arising from any such investigation or otherwise. Further, nothing contained in this Agreement limits, restricts or in any way affects any party's right to (A) communicate with any governmental agency or entity or regulatory or any law enforcement authority or make other disclosures under the whistleblower provisions of any applicable law, rule or regulation or (B) seek or receive any monetary damages, awards or other relief in connection with protected whistleblower activity.

To the extent applicable, nothing in this Agreement is intended to waive claims: (i) for unemployment or workers’ compensation benefits; (ii) for vested rights under ERISA- covered employee benefit plans and/or the Equity Agreements as applicable on the Effective Date of this Agreement; (iii) that may arise after the Effective Date of this Agreement; or (iv) which cannot be released by private agreement.
Executive agrees that Executive: (a) received all wages, bonuses, overtime payments, and other monetary compensation, and other employee benefits to which Executive was entitled as a result of Executive’s employment and/or separation of employment with the Company; and (b) has not suffered any on the job injury for which Executive has not already filed a claim.
Notwithstanding the foregoing paragraphs, Executive agrees to waive any right to recover monetary damages in any charge, complaint, report, or lawsuit against the Company filed by Executive or by anyone else on Executive’s behalf, or based on any report or complaint made by Executive about the Company.

7.Release of Age Claims. Executive understands and agrees that Executive is knowingly and voluntarily entering into this Agreement with the purpose of releasing and waiving any claims Executive may have against Released Parties under the Age Discrimination in Employment Act of 1967 (the “ADEA”) and/or age discrimination claims under Chapter 21 of the Texas Labor Code, Tex. Lab. Code §§ 21.001, et. seq. (“Chapter 21”). Executive acknowledges and agrees that:

(a)This Agreement is written in a manner that Executive fully understands;

(b)Executive specifically releases and waives any rights or claims against the Released Parties arising for age claims under the ADEA or Chapter 21;
(c)This Agreement does not waive any rights or claims under the ADEA or Chapter 21 that may arise after the date this Agreement is executed;

(d)The rights and claims Executive is releasing and waiving in this Agreement are in exchange for consideration over and above anything to which Executive is already entitled;

(e)Executive is hereby advised in writing to consult with an attorney prior to executing this Agreement;

(f)Executive has been given a period of at least [twenty-one (21)]//[forty-five (45)] days within which to consider this Agreement; and

(g)Executive understands and acknowledges that Executive has a period of seven (7) days after executing this Agreement within which Executive can revoke the release of claims under Section seven (7) of this Agreement, and the Agreement shall not become effective or enforceable until the revocation period has expired.
To the extent Executive seeks to revoke Executive’s release of any age discrimination claims under the ADEA and/or Chapter 21 under this Section, any such revocation must be made in writing and sent to counsel for the Company, [Company Contact], [Company Address], within the seven (7) day time limit set forth above, with a copy sent to counsel via email at [Email] on the day of mailing. Executive understands that nothing in this Agreement is intended to interfere with Executive’s right to later challenge Executive’s waiver of an ADEA or Chapter 21 claim for age discrimination.
8.No Pending Claims. Executive represents that Executive has not filed any complaints, claims, or actions against the Company and/or the Released Parties with any state, federal, or local agency or court or any other forum, and that Executive will not do so at any time hereafter based upon conduct occurring prior to the date that Executive executes this Agreement. Executive acknowledges and agrees that, to Executive’s present knowledge, Executive did not sustain any workplace injury during Executive’s employment with the Company for which Executive has not already filed a claim. Executive acknowledges that Executive has not made a claim or complaint of sexual harassment against the Company or any of its employees.
9.No Assignment of Claims. Executive represents that Executive has not made, and will not make, any assignment of any claim, cause or right of action, or any right of any kind whatsoever, embodied in any of the claims and obligations that are released herein, and that no other person or entity of any kind, other than Executive, had or has any interest in any claims that are released herein. Executive agrees to indemnify and hold the Company harmless from any and all claims, demands, expenses, costs, attorneys’ fees, and causes of action asserted by any person or entity due to a violation of this non-assignment provision.
10.Non-Disclosure/Confidentiality. Executive represents that Executive has not disclosed the amount or terms of this Agreement and/or any aspect of the Parties’ negotiations that resulted in the Agreement to any other person other than Executive’s counsel or spouse, if any.
Executive agrees that Executive, Executive’s counsel, and Executive’s accountants and/or tax advisers will keep completely confidential and will not disclose to any person or entity the facts and allegations giving rise to any dispute between the Parties, the amount or terms of this Agreement, previous severance or settlement negotiations or any understandings, agreements, provisions or information contained herein except as required or authorized by law or pursuant to court order.

Notwithstanding the foregoing, Executive and Executive’s counsel may disclose this Agreement and its terms in their tax returns and to their respective accountants and attorneys, and to Executive’s spouse, if any, provided in each case that the person first agrees to keep this agreement and each of its terms strictly confidential.

If disclosure of this Agreement or its terms is required by law, whether through subpoena, request for production, deposition, or otherwise, Executive shall promptly provide written notice to the Company prior to the disclosure so as to provide the Company an opportunity to oppose the disclosure. Any inquiry regarding any dispute between Executive and the Company, or the claims or disposition related thereto or this Agreement, shall be responded to by stating only that any issues related thereto “have been resolved.” Executive agrees and understands that Executive is responsible for notifying Executive’s representatives with respect to these obligations and is ultimately responsible for both Executive’s own and Executive’s representatives’ compliance with these obligations.
i.Executive acknowledges that these Non-Disclosure/Confidentiality provisions are a material part of the inducement for the Company to enter into this Agreement.
ii.Executive agrees that the failure to comply with the terms of the Agreement’s Non-Disclosure/Confidentiality provisions shall amount to a material breach of this Agreement. Executive and the Company specifically agree that it would be impossible to accurately calculate or assess the actual damages sustained by the Company in the event of such a breach and therefore agree that any and each such breach shall entitle the Company to recover from Executive Twenty-Five Thousand Dollars per proven breach as liquidated damages.
iii.In any action for enforcement of these Non- Disclosure/Confidentiality provisions, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs.
iv.If any action is instituted to enforce the terms of this Agreement, disclosing the terms of the Agreement will not constitute a breach of confidentiality of the Agreement.
11.Non-Disparagement. Executive agrees to refrain from making any derogatory comment in any format, whether written or oral, to the press or any publication, whether paper or electronic, or to any individual or entity regarding the Company or any of the Released Parties that relates to the Company’s or any of the Released Parties’ business or related activities or the relationship between the Parties. Executive further and specifically agrees to refrain from any online posts or communications, including, but not limited to, posts on Yelp.com, Glassdoor.com, or any other website; as well as on any social media sites (i.e., Facebook) which disparage the Company or any of the Released Parties. The Company agrees that it will take commercially reasonable efforts to instruct the officers of the Company as of the date of termination and the members of the Board of Directors as of the date of termination not to, while employed by the Company or serving as a director of the Company, as the case may be, make negative comments about Executive or otherwise disparage Executive in any manner that is likely to be harmful to Executive’s business reputation.
12.Future Employment. After Executive’s execution of this Agreement, Executive shall not seek employment or re-employment with the Company or any of the Released Parties as an employee, except that the Parties agree that Executive may provide services for the Company as an independently contracted consultant per the terms contemplated in the Independent Consulting Agreement, which may be executed by the Parties concurrently with this Agreement. Should Executive become employed in contradiction of this Agreement, the fact of this Agreement will constitute a legitimate, non- discriminatory, non-retaliatory reason for terminating such employment and the Released Parties will have the absolute right to terminate such employment.
13.Employment Verification. Executive should direct any requests for verification of Executive’s employment with the Company to the Company’s head of Human Resources or other designated representative. If a reference or verification of employment is requested, the Company shall only verify Executive’s job title and dates of employment. If the Company designates an alternate person for contact, the Company shall notify the Executive.
14.Entirety of Agreement and Waiver. The Parties affirm that this Agreement constitutes the entire agreement between the Parties and supersedes any previous negotiations, agreements, or understandings of any kind relating to the subject matter hereof including but not limited to Executive’s Employment Agreement, subject to the limitation that Paragraphs 7, 9, 10, 11, and 12 of the Employment Agreement and the obligations therein as well as the Equity Agreements in their totality shall remain in full force and effect and are hereby incorporated into this Agreement, including but not limited to the restrictions on competition, solicitation, and hiring in Paragraph 7(f)-(g) of the Employment Agreement; that no other promise or agreement of any kind has been made to or with Executive by any person or entity to cause Executive to execute this Agreement. This Agreement may not be amended except by an instrument in writing, signed by each of the Parties. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.
15.Severability. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable,

the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby and shall remain fully valid and enforceable, and said illegal, unenforceable, or invalid part, term, or provision shall be deemed not to be a part of this Agreement.
16.Governing Law and Waiver of Jury Trial. This Agreement is made and entered into in the State of Texas and shall in all respects be interpreted, enforced and governed by and under the laws of the State of Texas, without regard to conflicts of law. If any action is brought to enforce this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs. The Parties waive any right to jury trial.
17.Confidential Arbitration. Executive and the Company hereby agree that any controversy or claim arising out of or relating to this Agreement, including the arbitrability of any controversy or claim, which cannot be settled by mutual agreement will be finally settled by confidential and binding arbitration in accordance with the Federal Arbitration Act. Further, notwithstanding the preceding sentence, in the event disputes arise that relate in any way to and concern this Agreement and also relate in any way to and concern one or more other Equity Agreements, the Parties agree that such disputes may be joined in a single binding arbitration if doing so would not result in unreasonable delay. All arbitrations shall be administered by a panel of three neutral arbitrators (the “Panel”) admitted to practice law in Texas for at least ten (10) years, in accordance with the American Arbitration Association Rules. Any such arbitration proceeding shall be administered by the American Arbitration Association and all hearings shall take place in Dallas County, Texas. The arbitration proceeding and all related documents will be confidential, unless disclosure is required by law. The Panel will have the authority to award the same remedies, damages, and costs that a court could award, including but not limited to the right to award injunctive relief in accordance with the other provisions of this Agreement. Further, the Parties specifically agree that, in the interest of minimizing expenses and promoting early resolution of claims, the filing of dispositive motions shall be permitted and that prompt resolution of such motions by the Panel shall be encouraged. The Panel shall issue a written reasoned award explaining the decision, the reasons for the decision, and any damages awarded. The Panel’s decision will be final and binding. The judgment on the award rendered by the Panel may be entered in any court having jurisdiction thereof. This provision can be enforced under the Federal Arbitration Act. The Panel shall be permitted to award only those remedies in law or equity that are requested by the Parties, appropriate for the claims and supported by evidence, and each Party shall be required to bear its or Executive’s own arbitration costs, attorneys’ fees and expenses.
(a)The decision of the arbitrator on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The Parties agree that this provision has been adopted by the Parties to rapidly and inexpensively resolve any disputes between them and that this provision will be grounds for dismissal of any court action commenced by any Party with respect to this

Agreement, other than post-arbitration actions seeking to enforce an arbitration award.

(b)The Parties will keep confidential, and will not disclose to any person, except as may be required by law, the existence of any controversy under this Section 17, the referral of any such controversy to arbitration or the status or resolution thereof. In addition, the confidentiality restrictions set forth in this Agreement shall continue in full force and effect.

(c)As the sole exception to the exclusive and binding nature of the arbitration commitment set forth above, the Parties agree that the Company may resort to Texas state courts having equity jurisdiction in and for Dallas County, Texas and the United States District Court for the Northern District of Texas, Dallas Division, at its sole option, to request temporary, preliminary, and/or permanent injunctive or other equitable relief, including, without limitation, specific performance, to enforce the postemployment restrictions and other non-solicitation and confidentiality obligations set forth in this Agreement, without the necessity of proving inadequacy of legal remedies or irreparable harm or posting bond or giving notice, to the maximum extent permitted by law. However, nothing in this Section 17 should be construed to constitute a waiver of the Parties’ rights and obligations to arbitrate: as set forth in this Section 17.

(d)IN THE EVENT THAT ANY COURT OF COMPETENT JURISDICTION OR ARBITRATOR DETERMINES THAT THE SCOPE OF THE ARBITRATION OR RELATED PROVISIONS OF THIS AGREEMENT ARE TOO BROAD TO BE ENFORCED AS WRITTEN, THE PARTIES INTEND THAT THE COURT REFORM THE PROVISION IN QUESTION TO SUCH NARROWER SCOPE AS IT DETERMINES TO BE REASONABLE AND ENFORCEABLE. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTY HERETO THAT THIS SECTION 17 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH IT OR THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. BEFORE ACCEPTING THE TERMS OF THIS AGREEMENT, INCLUDING THE RESTRICTIVE COVENANT TERMS, PLEASE READ AND UNDERSTAND YOUR CONTINUING OBLIGATIONS TO THE COMPANY AND ITS AFFILIATES.
18.Interpretation. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against the drafter or any of the Parties.
19.Voluntary Agreement. Executive represents that Executive has reviewed all aspects of this Agreement, that Executive has carefully read and fully understands all the provisions of this Agreement, including its final and binding effect, that Executive understands that in agreeing to this document they are releasing the Released Parties from any and all claims Executive may have against them, that Executive voluntarily agrees to all the terms set forth in this Agreement, that Executive knowingly and willingly intends to be legally bound by the same, that Executive was given the opportunity to consider the terms of this Agreement and discuss them with their legal counsel, that Executive does not rely and has not relied upon any statement made by any other party or its respective agents, representatives or attorneys with regard to any aspect of this Agreement, including its effect, and that the terms of this Agreement were determined through negotiation between counsel for Executive and the Company’s counsel.

20.Binding Agreement. It is expressly understood and agreed by the Parties hereto that this Agreement shall be binding upon and will inure to the benefit of Executive’s individual and/or collective heirs, successors, agents, executors, and administrators if any, and will inure to the benefit of the individual and/or collective successors, assigns, fiduciaries and insurers of the Parties, their present and former affiliated business entities, their successors, assigns, fiduciaries and insurers, and all of their present and former proprietors, partners, shareholders, directors, officers, employees, agents, and all persons acting by, through, or in concert with any of them.
21.Attorneys’ Fees and Costs. The Parties shall each bear their own attorneys’ fees and costs incurred in connection with this Agreement. However, in any subsequent proceeding or action to interpret or enforce the terms of the Agreement, the prevailing party shall be entitled to an award of reasonable attorney’s fees and costs.
22.Counterparts. This Agreement may be executed in counterparts and each counterpart, when executed, shall have the validity of a second original. Photographic or facsimile copies of any such signed counterparts may be used in lieu of the original for any purpose.
23.Acknowledgment. By signing below, Executive unconditionally represents and warrants that: (a) Executive has been advised to consult with an attorney regarding the terms of this Agreement; (b) Executive has consulted with, or has had sufficient opportunity to consult with Executive’s own counsel or other advisors regarding the terms of this Agreement; (c) Executive has relied solely on Executive’s own judgment and that of Executive’s attorneys, advisors, and representatives regarding the consideration for, and the terms of, this Agreement; (d) any and all questions regarding the terms of this Agreement have been asked and answered to Executive’s complete satisfaction; (e) Executive has read this Agreement and fully understand its terms and their import; and (f) Executive is entering into this Agreement voluntarily, of Executive’s own free will, and without any duress, coercion, fraudulent inducement, or undue influence exerted by or on behalf of any other Party or any other person or entity.
24.Cooperation in Litigation. Executive agrees to cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigation,

government proceedings and general claims) which relates to matters with which Executive was involved during the term of Executive’s employment with the Company, subject to reimbursement of reasonable out-of-pocket travel costs and expenses. Further, as noted in Section 14 of this Agreement, the Company incorporates Paragraph 11 of Executive’s Employment Agreement herein, which entitles Executive to continuing rights for indemnification as articulated therein and to the extent permitted under the Company’s insurance and Company policies. Such cooperation may include appearing from time to time at the offices of the Company or its counsel, or telephonically, for conferences and interviews and providing testimony in depositions, court proceedings and administrative hearings as necessary for the Company to defend claims, and in general providing the Company and its counsel with the full benefit of Executive’s knowledge with respect to any such matter. Executive agrees to render such cooperation in a timely fashion and at such times as may be mutually agreeable to the parties concerned.
25.Medicare. This Agreement is based upon a good faith determination of the Parties to resolve a disputed claim. The Parties have not shifted responsibility of medical treatment to Medicare in contravention of 42 U.S.C. Sec. 1395y(b). The Parties resolved this matter in compliance with both state and federal law. The Parties made every effort to adequately protect Medicare’s interest and incorporate such into the terms of this Agreement.
Executive warrants that Executive is not a Medicare beneficiary as of the date of this release. Because Executive is not a Medicare recipient as of the date of this release, no conditional payments have been made by Medicare.

While it is impossible to accurately predict the need for medical treatment, this Agreement is based upon a good faith determination of the Parties in order to resolve a disputed claim. The Parties have attempted to resolve this matter in compliance with both state and federal law and it is believed that the terms adequately consider and protect Medicare’s interest and do not reflect any attempt to shift responsibility of treatment to Medicare pursuant to 42 U.S.C. Sec. 1395y(b). The Parties acknowledge and understand that any present or future action or decision by CMS or Medicare on this Agreement, or Executive’s eligibility or entitlement to Medicare or Medicare payments, will not render this release void or ineffective, or in any way affect the finality of this Agreement.
26.Effective Date. The Agreement is not effective or enforceable until expiration of seven (7) calendar days following Executive’s execution of the Agreement. The eighth (8th) day following Executive’s execution of the Agreement, if Executive has not revoked this Agreement within the seven-day revocation period, shall be the “Effective Date” of the Agreement. If Executive revokes Executive’s agreement within the seven- day revocation period, this Agreement will not be effective and the Company will have no obligation to comply with the terms herein, including but not limited to the payments under Section 2.

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PLEASE READ CAREFULLY. THIS SEVERANCE AGREEMENT AND RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. YOU HAVE [21]//[45] DAYS TO CONSIDER THIS AGREEMENT. YOU MAY REVOKE YOUR AGREEMENT WITHIN 7 DAYS OF EXECUTING THIS AGREEMENT.
To reflect their agreement to each of the terms set forth above, the Parties have signed this Agreement as of the dates set forth below.
AGREED:

Dated:    , 202[ ]    DAVE & BUSTER’S
ENTERTAINMENT, INC.

By:
_
Name: Title:

Dated:    , 202[ ]    DAVE & BUSTER’S MANAGEMENT,
INC.

By:
_
Name: Title:

NOT TO BE SIGNED PRIOR TO THE SEPARATION DATE

Dated:    , 202[ ]
EXECUTIVE